EXHIBIT 99.77Q1

                        INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of November 20, 2007, by and between Foxby Corp., a Maryland corporation (the "Fund") and CEF Advisers, Inc., a Delaware corporation (the "Investment Manager").

     WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company; and

     WHEREAS, the Fund desires to retain the Investment Manager to furnish certain investment advisory and portfolio management services to the Fund, and the Investment Manager desires to furnish such services;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:

     1. The Fund hereby employs the Investment Manager to manage the investment and reinvestment of its assets, including the regular furnishing of advice with respect to the Fund's portfolio transactions subject at all times to the control and oversight of the Fund's Board of Directors, for the period and on the terms set forth in this Agreement. The Investment Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

     2. The Fund assumes and shall pay all the expenses required for the conduct of its business including, but not limited to:

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     a.   fees of the Investment Manager;
     b. fees and commissions in connection with the purchase and sale of portfolio securities for the Fund;
     c.   costs, including the interest expense, of borrowing money;
     d. fees and premiums for the fidelity bond required by Section 17(g) of the Investment Company Act, or other insurance; e. taxes levied against the Fund and the expenses of preparing tax returns and reports;
     f.   auditing fees and expenses;
     g. legal fees and expenses (including reasonable fees for legal services rendered by the Investment Manager or its affiliates);
     h. salaries and other compensation of (1) any of the Fund's officers and employees who are not officers, directors, stockholders or employees of the Investment Manager or any of its affiliates, and (2) the Fund's chief compliance officer to the extent determined by those directors of the Fund who are not interested persons of the Investment Manager or its affiliates (the "Independent Directors");

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     i.   fees and expenses incidental to director and shareholder meetings of the Fund, the preparation and mailings of proxy material, prospectuses, and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, and the maintenance of the Fund's legal existence;
     j. costs of the listing (and maintenance of such listing) of the Fund's shares on stock exchanges, and the registration of shares with Federal and state securities authorities;
     k.   payment of dividends;
     l.   costs of stock certificates;
     m.   fees and expenses of the Independent Directors;
     n. fees and expenses for accounting, administration, bookkeeping, broker/dealer record keeping, clerical, compliance, custody, dividend disbursing, fulfillment of requests for Fund information, proxy soliciting, securities pricing, registrar, and transfer agent services (including fees and expenses payable to the Investment Manager or its affiliates for such services);
     o. costs of necessary office space rental and Fund web site development and maintenance;
     p. costs of membership dues and charges of investment company industry trade associations; and
     q. such non-recurring expenses as may arise, including, without limitation, actions, suits or proceedings affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and directors or settlements made.

     3. If requested by the Fund's Board of Directors, the Investment Manager or its affiliates may provide services to the Fund such as, without limitation, accounting, administration, bookkeeping, broker/dealer record keeping, clerical, compliance, custody, dividend disbursing, fulfillment of requests for Fund information, proxy soliciting, securities pricing, registrar, and transfer agent services . Any services so requested and performed will be for the account of the Fund and the costs and charges of the Investment Manager and its affiliates in rendering such services shall be paid by the Fund, subject to examination by the Independent Directors.

     4. The services of the Investment Manager are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others in addition to the Fund so long as its services hereunder are not impaired thereby.

     5. The Investment Manager shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the investment management services performed by it hereunder and not otherwise created and maintained by another party pursuant to a written contract with the Fund. Where applicable, such records shall be maintained by the Investment Manager for the periods and in the places required by Rule 3la-2 under the 1940 Act. The books and records pertaining to the Fund which are in the possession of the Investment Manager shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Investment Manager's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Investment Manager to the Fund or the Fund's authorized representatives. The Investment Manager shall keep confidential any information obtained in connection with its duties hereunder provided, however, if the Fund has authorized and directed certain disclosure or if such disclosure is expressly required or lawfully requested by applicable Federal or state regulatory authorities or otherwise, the Fund shall reimburse the Investment Manager for its expenses in connection therewith, including the fees and expenses of the Investment Manager's legal counsel.

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     6. The Fund will pay the Investment Manager a fee for its services (the
"Advisory Fee") at the annual rate of 1/2 of 1% of the Fund's average daily net assets. The Advisory Fee shall be accrued each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly as soon as practicable following the last day of each month. The daily fee accruals will be computed by multiplying 1/365 by the annual rate and multiplying the product by the aggregate net assets of the Fund. The aggregate net assets for each day shall be computed by subtracting the liabilities of the Fund from the value of its assets, such amount to be computed as of the calculation of the net asset values per share on each business day. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

     7. The Investment Manager shall direct portfolio transactions to broker/dealers for execution on terms and at rates which it believes, in good faith, to be reasonable in view of the overall nature and quality of services provided by a particular broker/dealer, including brokerage and research services. The Investment Manager may also allocate portfolio transactions to broker/dealers that remit a portion of their commissions as a credit against Fund expenses. With respect to brokerage and research services, the Investment Manager may consider in the selection of broker/dealers brokerage or research provided and payment may be made of a fee higher than that charged by another broker/dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, so long as the criteria of Section 28(e) of the Securities Exchange Act of 1934, as amended, or other applicable laws are met. Although the Investment Manager may direct portfolio transactions without necessarily obtaining the lowest price at which such broker/dealer, or another, may be willing to do business, the Investment Manager shall seek the best value for the Fund on each trade that circumstances in the market place permit, including the value inherent in on-going relationships with quality brokers. To the extent any such brokerage or research services may be deemed to be additional compensation to the Investment Manager from the Fund, it is authorized by this Agreement. The Investment Manager may place brokerage for the Fund through an affiliate of the Investment Manager, provided that such brokerage be undertaken in compliance with applicable law. The Investment Manager's fees under this Agreement shall not be reduced by reason of any commissions, fees or other remuneration received by such affiliate from the Fund.

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     8. Subject to and in accordance with the Articles of Incorporation, as amended (the "Charter") and By-laws of the Fund and of the Investment Manager, it is understood that directors, officers, agents and shareholders of the Fund are or may be interested in the Fund as directors, officers, shareholders and otherwise, that the Investment Manager is or may be interested in the Fund as a shareholder or otherwise and that the effect and nature of any such interests shall be governed by law and by the provisions, if any, of said Charter or By-laws.

     9. This Agreement shall become effective upon the date hereinabove written and, unless sooner terminated as provided herein, this Agreement shall continue in effect for one year from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of the Directors of the Fund or by vote of the holders of a majority of the Fund's outstanding voting securities of the Fund as defined in the 1940 Act and (b) by a vote of a majority of the Directors of the Fund who are not parties to this Agreement, or interested persons of such party. This Agreement may be terminated without penalty at any time either by vote of the Board of Directors of the Fund or by a vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Manager, or by the Investment Manager on 60 days' written notice to the Fund. This Agreement shall immediately terminate in the event of its assignment.

     10. The Investment Manager shall not be liable to the Fund or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund's shareholders in connection with the matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Investment Manager against any liability to the Fund or the Fund's shareholders by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations and duties under this Agreement.

     11. The Investment Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Investment Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     12. As used in this Agreement, the terms "interested person," "assignment," and "majority of the outstanding voting securities" shall have the meanings provided therefor in the 1940 Act, and the rules and regulations thereunder.

     13. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated thereunder.

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     14. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency, decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be amended at any time, but only by written agreement between the Investment Manager and the Fund, which amendment has been authorized by the Board, including the vote of a majority of the Independent Directors and, where required by the 1940 Act, the shareholders of the Fund.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


ATTEST:                                     FOXBY CORP.


/s/ John F. Ramirez                      /s/ Thomas O'Malley
__________________________________  By: ____________________________________


ATTEST:                                     CEF ADVISERS, INC.


/s/ Jacob Bukhsbaum                     /s/ Thomas B. Winmill
__________________________________  By: ____________________________________